Exhibit 10.1

July 22, 2005

Mr. Kevin Burke

c/o Consolidated Edison, Inc.

4 Irving Place

New York, New York 10003

Dear Kevin:

The Board of Directors (the “Board”) of Consolidated Edison, Inc. (the “Company”) has elected you, and is delighted that you will be assuming the position of, Chief Executive Officer (“CEO”) of the Company, effective as of September 1, 2005. The following outlines certain of the terms and conditions of your continued employment with the Company.

1. During the period commencing on September 1, 2005 and ending December 31, 2008 (the “Initial Employment Period”), you will be employed as the CEO of the Company, reporting directly to the Board. The Initial Employment Period shall be automatically extended without further action of either party for additional one year periods, unless you or the Company provides the other with written notice of non-renewal at least 180 days prior to the expiration of the Initial Employment Period or any such one year extension. Collectively, the Initial Employment Period and each such extension (if any) are herein referred to as the “Term.” In your capacity as CEO, you shall have the authorities and duties commensurate with that position and such other authority and duties commensurate with your position, as determined by the Board. During the Term, the Board shall nominate you for election to the Board. Subject to the next sentence, you agree to devote your full attention, time and efforts during normal business hours to the business and affairs of the Company and to the performance of your duties in accordance with the Company’s policies and procedures. You may (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures or fulfill speaking engagements and (c) manage personal investments, so long as such activities do not interfere with the performance of your responsibilities as CEO and are in compliance with the Company’s policies and procedures.

2. Your base salary, annual incentive compensation and long-term incentive compensation shall be determined by the Management Development and Compensation Committee of the Company on an annual basis. Your initial base salary shall be $925,000.00. Your target annual bonus under the Executive Incentive Plan for the year 2005 as CEO shall be 100% (and your maximum bonus shall be 150%) of your base salary, pro-rated for the period September 1, 2005 through December 31, 2005 (with you receiving a pro-rated bonus for the period January 1, 2005 to August 31, 2005 based on your base salary and bonus percentages in effect prior to September 1, 2005). You shall also receive an award under the Company’s Long Term Incentive Plan (“LTIP”), the terms and conditions of which shall be governed by the LTIP and an award agreement under the LTIP. You will also be eligible to participate in all of the

Company’s plans, practices, policies and programs, and to receive all fringe benefits and perquisites, generally available to senior executives of the Company on terms and conditions that are commensurate with your position as CEO. In the event your employment is terminated by the Company without Cause (as defined below), by you with or without Good Reason (as defined below) or in connection with a non-renewal of this Agreement, and the treatment of any of your benefits or awards upon retirement is more favorable to you than would otherwise be the case based on the grounds for your termination of employment, you shall be entitled on a benefit by benefit basis to such more favorable retirement treatment.

3. The Company agrees that it will amend the Company’s Severance Program for Officers (the “Severance Program”), effective as of September 1, 2005, to provide you the following benefits during the Term of this Agreement:

(a) In the event that the Company terminates your employment without Cause (as defined in Exhibit A) or you terminate your employment for Good Reason (as defined in Exhibit A), subject to your executing a written release substantially in the form of Annex 1 to the Severance Program (as revised to provide that you are not releasing any rights of indemnification or to directors and officers liability insurance coverage or any amounts due hereunder upon a termination):

(i) Subject to subparagraph (ii) below, the Company shall provide you with the severance benefits set forth in Section III.A.1. of the Severance Program, except that the number two shall be substituted for the number one in Sections III.A.1.a.(2), b., c. and d.

(ii) In the event of a Termination Upon a Change in Control (as defined in the Severance Program), the Company shall provide you with the benefits set forth in Section III.A.2. of the Severance Program, except that references to the number two shall be increased to three and you shall be treated as incurring a Termination Upon a Change in Control if you are terminated without Cause or terminate for Good Reason within six months prior to, and in connection with or in contemplation of, a Change in Control.

(b) In the event your employment is terminated for Cause or you terminate your employment without Good Reason, you shall be entitled to the your Base Compensation (as defined in the Severance Program) and any accrued vacation pay, in each case to the extent not previously paid and the Other Benefits, as defined under the Severance Program, but for purposes of this Agreement also including any unpaid bonus for any completed prior fiscal year (unless the terms of such Other Benefits provide for forfeiture upon termination for Cause or termination for other than Good Reason).

(c) In the event your employment terminates by reason of your death, your estate or beneficiary shall be paid, as applicable, in a lump sum in cash within 30 days of the date of termination, the Accrued Obligations (as defined in the Severance Program) and the Other Benefits.

(d) In the event your employment is terminated by reason of your Disability (as defined in Exhibit A), you shall be entitled to receive all Accrued Obligations in a lump sum in cash within 30 days of the termination of your employment and the Other Benefits in accordance with their terms.

Except to the extent otherwise provided in this Agreement, the terms of the Severance Program as in effect on the date hereof shall govern your rights on termination of your employment during the Term. The Company further agrees that notwithstanding any amendments to the Severance Program, if your employment terminates during the Term, you shall be entitled to the payments and benefits provided under the Severance Program as in effect on the date hereof, and as amended pursuant to the provisions of this Agreement. Notwithstanding anything in the Severance Program to the contrary, the definitions of “Cause”, “Good Reason” and “Disability” and the notice and cure provisions set forth in Appendix A shall govern your rights upon termination of your employment during the Term. The Company also agrees that in the event of a termination of your employment other than for Cause by the Company, all amounts mandatorily deferred under the Company’s Executive Incentive Plan shall be immediately vested and nonforfeitable and paid to you in accordance with your payment election then in effect.

4. In the event your employment is terminated in connection with a non-renewal of the Term by the Company, you shall be entitled to the benefits provided in Section III.A.1. of the Severance Program as in effect on the date hereof (without regard to the amendments provided for under this Agreement). You shall also be treated as a retiree for purposes of equity awards granted to you under the LTIP and other plans, programs and arrangements of the Company.

5. The Company agrees that upon termination of your employment, the equity-based awards granted to you prior to or during the Term under the LTIP or other equity-based compensation plan of the Company shall be treated as follows (whether such termination occurs during or after the Term):

(a) In the event that the Company terminates your employment without Cause or you terminate your employment for Good Reason (regardless of whether such termination of employment occurs in connection with a Change in Control), (i) any performance-based equity awards granted to you prior to or during the Term shall (A) fully vest and (B) be paid out within 30 days of the date your employment terminates as if targeted performance had been achieved through the applicable performance period; and (ii) any non-performance-based equity awards granted to you prior to or during the Term, including restricted stock awards, restricted stock unit awards, options and stock appreciation rights, shall fully vest and (A) be paid out within 30 days of the date your employment terminates or (B) (x) in the case of options granted to you prior to April 19, 2001 be exercisable until the third anniversary of the date your employment terminates and (y) in the case of options or stock appreciation rights granted to you after April 19, 2001, be exercisable until the tenth anniversary of the grant date, provided, however, that in no event shall such options or stock appreciation rights be exercisable beyond the expiration of their respective terms.

(b) In the event that you terminate your employment without Good Reason, as a result of non-renewal of the Agreement, or as a result of your death or Disability, (i) any performance-based equity awards granted to you shall (A) vest pro-rata based on the number of full months that have elapsed from the date of grant of such award to the date of your termination of employment; (B) be payable at the time such award would otherwise have been paid had your employment not terminated; and (C) be based on the Company’s achievement of applicable performance criteria through the end of the applicable performance period, (ii) any non-performance-based restricted stock or restricted stock unit awards granted to you prior to or during the Term shall vest pro-rata based on the number of full months that have elapsed from the date of grant of such award to the date of termination of your employment and be paid out within 30 days of the date your employment terminates, and (iii)(A) in the case of options granted prior to April 19, 2001, such options shall be exercisable until the third anniversary of the date your employment terminates and (y)(B) in the case of options or stock appreciation rights granted after April 19, 2001, such options or stock appreciation rights shall be exercisable until the tenth anniversary of the grant date, provided, however, that in no event shall such options or stock appreciation rights be exercisable beyond the expiration of their respective terms.

(c) In the event your employment is terminated by the Company for Cause, any equity awards granted to you prior to or during the Term under the LTIP or other equity based compensation plan of the Company shall be forfeited in their entirety (regardless of whether such awards are vested).

6. Notwithstanding anything in the Severance Program to the contrary, if any payments or benefits made to you under this Agreement or otherwise constitute “parachute” payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), you shall be entitled to the additional payments and benefits set forth in Appendix B.

7. You understand that you hold in a fiduciary capacity for the benefit of the Company all confidential information, knowledge or data (defined below) relating to the Company or any of its affiliates or subsidiaries, and their respective businesses, which you obtain during your employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by you or your representatives in violation of this Agreement). During the Term, you may disclose such information as (a) you in good faith determine is necessary or appropriate in connection with the furtherance of the business of the Company; provided, however, that you shall not disclose such information if disclosure would violate securities laws, rules or regulations or any agreement with a third party or (b) is in response to legal process or governmental inquiry. Upon termination of your employment, you shall return to the Company, all Company information. After termination of your employment, you will not without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it, except (x) otherwise publicly available information, or (y) as may be necessary to enforce your rights under this Agreement or necessary to defend yourself against a claim asserted directly or indirectly by the Company or its affiliates, or (z) in compliance with legal process or governmental inquiry. As used herein, the term “confidential information, knowledge or data” means all trade secrets, proprietary and confidential business information belonging to, used by, or in the possession of the Company or any of its affiliates and subsidiaries, including but not limited to information, knowledge or data related to business strategies, plans and financial information, mergers, acquisitions or consolidations, purchase or sale of property, leasing, pricing, sales programs or tactics, actual or past sellers, purchasers, lessees, lessors or customers, those with whom the Company or its affiliates and subsidiaries has begun negotiations for new business, costs, employee compensation, marketing and development plans, inventions and technology, whether such confidential information, knowledge or data is oral, written or electronically recorded or stored, except information in the public domain, information known by you prior to employment with the Company, information received by you from sources other than the Company or its affiliates or subsidiaries, without obligation of confidentiality and your rolodex and similar address books.

8. The confidential knowledge, information and data, as defined in the previous paragraph, gained in the performance of your duties hereunder may be valuable to those who are now, or might become, competitors of the Company or its affiliates and subsidiaries. Accordingly, you agree that you will not, for the period of two years from the date of termination of your employment for any reason, (other than in connection with a non-renewal of the Term in which case the applicable period shall be one year from the date of termination of your employment), directly own, manage, operate, join, control, become employed by, consult to or participate in the ownership, management, or control of any company that competes with Consolidated Edison Company of New York, Inc., Orange and Rockland Utilities, Inc. or other regulated business of the Company, or other than with the consent of the Company which shall not be unreasonably withheld, any other material business of the Company, provided that the foregoing shall not prevent you from owning less than two (2%) of the stock of any publicly traded company. Further, you agree that for a period of two years following the date of termination of your employment (other than in connection with a non-renewal of the Term in which case the applicable period shall be one year from the date of termination of your employment), you will not, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of any person who was a managerial or higher level employee of the Company at any time during the term of your employment by the Company by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise. The foregoing agreement in the immediately preceding sentence shall not apply to any person after six (6) months have elapsed subsequent to the date on which such person’s employment by the Company has terminated. You shall also not be prohibited from serving as a reference for an employee with regard to an entity with which you are not affiliated or generally advertising for employees, provided such advertising is not targeted at employees of the Company. In the case of any material violations of any activity prohibited under this paragraph 8, you shall (a) not be entitled to post-employment payments under the Severance Program or this Agreement; (b) forfeit any unvested equity awards granted to you under the LTIP; and (c) return or repay to the Company a portion of any equity awards that vested or paid out during the two-year period immediately preceding such prohibited activity which is equal to the amount of such equity award that vested or paid out within such two year period (valued as of the date such equity award vested or paid out) times a fraction, the numerator of which is the number of months from the commencement of such activity to the date that is twenty-four months after the date of termination of your employment, and the denominator of which is twenty-four.

9. In the event of a breach by you of any of the agreements set forth in paragraphs 7 or 8 above, it is agreed that the Company shall suffer irreparable harm for which money damages are not an adequate remedy, and that, in the event of such breach, the Company shall be entitled to obtain an order of a court of competent jurisdiction for equitable relief from such breach, including, but not limited to, temporary restraining orders and preliminary and/or permanent injunctions against the breach of such agreements by you. In the event that the Company should initiate any legal action for the breach or enforcement of any of the provisions contained in Sections 7 or 8 and the Company does not prevail in such action, you shall be reimbursed for the full amount of any court costs, filing fees, attorney’s fees which you reasonably incur in defending such action, and any loss of income during the period of such litigation.

10. To the fullest extent permitted by applicable law, the Company shall (a) indemnify you as an officer or director of the Company or a trustee or fiduciary of an employee benefit plan of the Company against all liabilities and reasonable expenses that you may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because you are or were an officer or director of the Company or a trustee or fiduciary of such employee benefit plan, (b) pay for or reimburse your reasonable expenses incurred in the defense of any proceeding to which you are a party because you are or were an officer or director of the Company or a trustee or fiduciary of such employee benefit plan and (c) if the Company maintains directors and officers liability insurance, to cover you under such insurance to the same extent as its other officers and directors. Your rights under this paragraph 10 shall survive the termination of your employment by the Company.

11. Except with respect to equitable relief provided for in paragraph 9, any dispute about the validity, interpretation, effect or alleged violation of this Agreement shall be resolved by confidential binding arbitration to be held in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereover. All costs and expenses incurred by the Company or you or your beneficiaries in connection with any such controversy or dispute, including without limitation reasonable attorney’s fees, shall be borne by the Company as incurred, except that you shall be responsible for any such costs and expenses incurred in connection with any claim determined by the arbitrator(s) to have been brought by you without reasonable basis or to have been brought in bad faith. You shall be entitled to interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code, on any delayed payment which the arbitrator(s) determines you are entitled to under this Agreement.

12. This Agreement is personal to you and without the prior written consent of the Company may not be assigned otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be binding upon and enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon and enforceable by the Company and its successors and assigns, provided that the Company may only assign this Agreement to a successor satisfying the requirements of paragraph 13 below.

13. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place in a writing promptly delivered to you upon such assignment.

14. Miscellaneous.

(a) No Mitigation. Except as provided under paragraph 8 and except to the extent that a court under paragraph 9 or an arbitrator appointed under paragraph 11 shall determine to permit an offset in respect of your violation of paragraphs 7 or 8, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against you or others. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under the provisions of this Agreement, and except as provided in the Severance Program with respect to certain medical, prescription and dental benefits, such amounts shall not be reduced whether or not you obtain other employment.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements executed and performed entirely therein.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Kevin Burke:	4 Irving Place
New York, NY 10003

If to the Company:	4 Irving Place
New York, NY 10003
Attention: General Counsel

                or to such other address as either party shall have furnished to the other in writing.

(d) Invalidity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(e) Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f) Failure to Assert Rights. The Company’s or your failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision or right under this Agreement.

(g) Entire Agreement/Modification. This Agreement supersedes the Agreement dated September 1, 2000 between you and the Company and represents the complete agreement between you and the Company relating to your employment and termination, except for your rights under plans, programs and grants. This Agreement may not be altered or changed except by written agreement executed by the parties hereto or their respective successors or legal representatives.

JOBS Act Compliance. In the event that you are considered a “Specified Employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder (the “Jobs Act”), and any payments to you under this Agreement (including pursuant to the Severance Program) are considered “deferred compensation” under the Jobs Act and of a type requiring payments six months after the date of your separation from service, to the extent required by the Jobs Act such payment shall be delayed until six (6) months after the date of your separation from service (within the meaning of the Jobs Act). If any provision of this Agreement would result in unintended or adverse tax consequences to you or would contravene the regulations anticipated to be promulgated under the JOBS Act or other Department of Treasury guidance, the parties shall reform this Agreement or any provisions hereof to maintain to the maximum extent practicable the original purpose of the provision without violating the provisions of the JOBS Act or creating unintended or adverse tax consequences to you.

Please confirm your acceptance of the foregoing by signing and returning a copy of this letter to the undersigned no later than July 29, 2005. This Agreement shall not be effective until you executive and deliver a copy of it to the Company.

Yours sincerely,

CONSOLIDATED EDISON, INC.

By:	/s/ George Campbell, Jr.
George Campbell, Jr.
Chairman, Management Development and
Compensation Committee

Agreed and accepted:

/s/ Kevin Burke Kevin Burke

Appendix A

Definitions

“Cause” means (i) your willful and continued failure to substantially perform your duties as CEO; or (ii) your conviction of a felony or entering of a plea of nolo contendere to a felony, in either case having a significant adverse effect on the business and affairs of the Company; or (iii) a finding by a regulatory or judicial body that has relevant jurisdiction or the entering into of a consent decree or a plea of nolo contendere to a violation by you of the requirements of the Sarbanes-Oxley Act of 2002, or with regard to the Company, other Federal or state securities law, rule or regulation. No act or failure to act shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

A termination of your employment for Cause shall be effected in accordance with the following procedures. The Company shall give you written notice (“Notice of Termination for Cause”), of its intention to terminate your employment for Cause, setting forth in reasonable detail the specific conduct that it considers to constitute Cause. Such notice shall be given no later than 60 days after the Company has actual knowledge of the act or failure (or the last in a series of acts or failures) that the Company alleges to constitute Cause. You shall have 30 days after receiving the Notice of Termination for Cause in which to cure such act or failure, to the extent such cure is possible. If you fail to cure such act or failure to the reasonable satisfaction of the Board, the Company shall give you a second written notice stating the date, time and place of a special meeting of the Board called and held specifically for the purpose of considering your termination for Cause, which special meeting shall take place not less than ten and not more than twenty business days after you receive notice thereof. You shall have the opportunity, together with counsel, to be heard at the special meeting of the Board. Your termination for Cause shall be effective when and if a resolution is duly adopted at such special meeting by the affirmative vote of a majority of the Board stating that in the good faith opinion of the Board, you are guilty of the conduct described in the Notice of Termination for Cause and that such conduct constitutes Cause as defined above.

“Disability” means that (A) you are (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company and (B) you have not been able to perform your material duties and responsibilities for the period specified within the definition of “Disability” in the Severance Program.

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“Good Reason” means (i) any adverse change in your titles, authority, duties, responsibilities and reporting lines (including any failure to nominate you for election to the Board), or the assignment to you of any duties or responsibilities inconsistent in any respect with those customarily associated with the position of CEO; or (ii) the appointment, without your consent, of any person other than you to the position of CEO or any other position or title conferring similar status or authority; or (iii) any reduction in your salary, target annual bonus, target long-term incentive or retirement benefit; or (iv) any requirement by the Company that your services be rendered primarily at an office or location that is more than 50 miles from your office or location as of the date of this Agreement; or (v) any purported termination of your employment for a reason or in a manner not expressly permitted by the Agreement; or (vi) any failure by a successor of the Company to assume the Agreement; or (vii) any other material breach of the Agreement by the Company that either is not taken in good faith or, even if taken in good faith, is not remedied by the Company promptly after receipt of notice thereof from you.

A termination of your employment for Good Reason shall be effectuated by giving the Company written notice (“Notice of Good Reason”) of the Good Reason event, setting forth in reasonable detail the specific acts or omissions of the Company that constitute Good Reason and the specific provision(s) of the this Agreement on which you rely. Unless the Board determines otherwise, you must give the Company a Notice of Good Reason within 60 days after you have actual knowledge of the act or omission (or the last in a series of acts or omissions) that you allege constitutes Good Reason, and the Company shall have 30 days from the receipt of such Notice of Good Reason to cure the conduct cited therein, provided that such conduct is not conduct that previously had to be cured by the Company as a result of a Notice of Good Reason. You may terminate your employment for Good Reason upon further written notice given within thirty (30) days after the final day of such 30-day cure period unless prior to the end of the initial 30-day period the Company has cured the specific conduct asserted to constitute Good Reason to your reasonable satisfaction (unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given)).

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Appendix B

Tax Gross-Up Provision

(a) In the event it shall be determined that any payment or distribution by the Company to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Appendix B (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you shall retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of subsection (c), all determinations required to be made under this Appendix B, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm as may be jointly designated you and by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and to you. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Appendix B, shall be paid by the Company to you within 15 days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Appendix B, and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to you or for your benefit.

(c) You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

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(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Appendix B, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided however, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by you of an amount advanced by the Company pursuant to Appendix B, you become entitled to receive any refund with respect to such claim, you shall (subject to the Company’s complying with the requirements of Appendix B), promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Company pursuant to this Appendix B, a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

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